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This document is important and requires your immediate attention. It should be read in conjunction with the Offer to Purchase and Circular dated September 1, 2006 and the Notice of Variation and Extension dated October 10, 2006. If you are in any doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

October 17, 2006

NOTICE OF VARIATION AND EXTENSION

by

DEMATAL CORP.

a direct wholly-owned subsidiary of

GENZYME CORPORATION

in respect of its

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

ANORMED INC.

at the increased price of

U.S.$13.50 for each common share

Dematal Corp. (the "Offeror"), a Nova Scotia unlimited company and a direct wholly-owned subsidiary of Genzyme Corporation ("Genzyme"), hereby gives notice that it is amending its offer, as varied and extended by the Notice of Variation and Extension dated October 10, 2006 (the "First Notice", and the offer as varied and extended by the First Notice, the "Original Offer") to purchase for cash all of the issued and outstanding common shares ("AnorMED Shares") of AnorMED Inc. ("AnorMED"), including any AnorMED Shares that may become issued and outstanding after the date of the Original Offer but before the Expiry Time upon the exercise of any existing options of AnorMED or other rights to acquire AnorMED Shares in order to, among other things, (i) increase the consideration payable from U.S.$8.55 to U.S.$13.50 in cash per AnorMED Share, (ii) extend the expiry of the Original Offer from 12:01 a.m. (Vancouver time) on October 23, 2006 to 8:00 a.m. (Vancouver time) on November 6, 2006, (iii) amend the conditions of the Original Offer, and (iv) provide additional disclosure with respect to certain matters, including with respect to the Support Agreement and the Shareholder Support Agreements (as such terms are defined below).

The Offer, as varied and extended, will be open for acceptance until 8:00 a.m. (Vancouver time) on November 6, 2006, unless further extended or withdrawn by the Offeror.

The board of directors of AnorMED has unanimously recommended that Shareholders accept the Offer and tender their AnorMED Shares.

This notice of variation and extension (the "Notice") should be read in conjunction with the First Notice, the Offer to Purchase and Circular dated September 1, 2006 (the "Offer to Purchase and Circular"), the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer to Purchase and Circular, all the provisions of which are incorporated herein by reference. In this Notice, unless the context requires otherwise or unless otherwise defined herein, terms denoted by initial capital letters have the meanings set forth in the Offer to Purchase and Circular, as amended by the First Notice. References in this Notice to the "Offer" shall refer to the Original Offer, as amended by this Notice.

The Dealer Managers for the Offer are:

In Canada: UBS Securities Canada Inc.	In the United States: UBS Securities LLC

        Shareholders who have validly deposited and not withdrawn their AnorMED Shares need to take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on blue paper) which accompanied the Offer to Purchase and Circular or a facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their AnorMED Shares and all other required documents, with the Depositary or the U.S. Forwarding Agent in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer (1) by following the procedures for book-entry transfer of AnorMED Shares described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Book-Entry Transfer" as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular" or (2) where the certificate(s) representing the AnorMED Shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or if the certificate(s) and all other required documents cannot be provided to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, by following the procedures for guaranteed delivery described in Section 3 of the Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery" as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular", using the Notice of Guaranteed Delivery (printed on green paper) which accompanied the Offer to Purchase and Circular, or a facsimile thereof. Persons whose AnorMED Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

        Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers. Their contact details are provided on the last page of this document. Additional copies of this Notice, the First Notice, the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent.

        No person has been authorized to give any information or make any representation other than those contained in this Notice, the First Notice, the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedule TO filed with the SEC, as amended, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

FORWARD-LOOKING STATEMENTS

        This Notice, the First Notice and the Offer to Purchase and Circular contain forward-looking statements that are subject to risks and are based on a number of assumptions and other factors. See "Forward Looking Statements" in the Offer to Purchase and Circular.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of Nova Scotia, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court's judgment.

        Shareholders should be aware that the purchase by the Offeror of the AnorMED Shares held by them as described in this Notice, the First Notice and the Offer to Purchase and Circular may have tax consequences both in the United States and Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States or Canada may not be fully described herein. See Section 16 of the Circular, "Certain Canadian Federal Income Tax Considerations", and Section 17 of the Circular, "Certain United States Federal Income Tax Considerations".

i

EXCHANGE RATE INFORMATION

        In this Notice, except where otherwise indicated, all references to "dollars" or "$" are in United States dollars. The Bank of Canada noon spot exchange rate on October 17, 2006 was U.S.$1.00 = Cdn.$1.1380.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for AnorMED Shares and is not made for any options or other rights to acquire AnorMED Shares. Any holder of such options or other rights to acquire AnorMED Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options or other rights in order to obtain certificates representing AnorMED Shares that may be deposited in accordance with the terms of the Offer.

ii

NOTICE OF VARIATION AND EXTENSION

October 17, 2006

TO:    THE HOLDERS OF ANORMED SHARES

        By notice to the Depositary dated October 17, 2006 and as set forth in this Notice, the Offeror has varied and extended its offer dated October 10, 2006 to purchase for cash all of the issued and outstanding AnorMED Shares, including any AnorMED Shares that may become issued and outstanding after the date of the Original Offer but before the Expiry Time upon the exercise of any existing options of AnorMED or other rights to acquire AnorMED Shares.

        This Notice should be read in conjunction with the First Notice, the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer to Purchase and Circular, all the provisions of which are incorporated herein by reference.

        In this Notice, unless the context requires otherwise or unless otherwise defined, terms denoted by initial capital letters and not defined have the meanings set forth in the Offer to Purchase and Circular, as amended by the First Notice. References in this Notice to the "Offer" shall refer to the Original Offer, as amended by this Notice.

1.     Increase in the Offer Price

        The Offeror has varied the Original Offer by increasing the price per AnorMED Share offered to the Shareholders from U.S.$8.55 to U.S.$13.50 in cash. Assuming that all of the conditions to the Offer are satisfied or waived, all Shareholders whose AnorMED Shares are taken up under the Offer, including those Shareholders who have already deposited their AnorMED Shares to the Offer, will receive the increased price for their AnorMED Shares.

        The increased Offer price represents a premium of 12.5% over the price per AnorMED Share offered by an indirect wholly-owned subsidiary of Millennium (as defined below) in its offer dated October 5, 2006.

2.     Extension of the Offer

        The Offeror has amended the Original Offer by extending its expiry from 12:01 a.m. (Vancouver time) on October 23, 2006 to 8:00 a.m. (Vancouver time) on November 6, 2006, unless the Offeror further extends the period during which the Offer is open for acceptance pursuant to Section 5 of the Offer to Purchase, "Extension and Variation of the Offer". Accordingly, the definitions of "Expiry Date" in the Original Offer (found at page 1 of the First Notice) and "Expiry Time" in the Original Offer (found at page 8 of the Offer to Purchase) are deleted and replaced by the following definitions:

  "Expiry Date" means November 6, 2006, or such other date as is set out in a notice of extension or variation of the Offer issued at any time and from time to time extending the period during which AnorMED Shares may be deposited under the Offer.

  "Expiry Time" means 8:00 a.m. (Vancouver time) on the Expiry Date, or such other time as is set out in a notice of extension and variation of the Offer issued at any time and from time to time.

        In addition, all references to October 23, 2006 or to 12:01 a.m. (Vancouver time) in the First Notice, the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedule TO filed with the SEC, as amended, are amended to refer to November 6, 2006 or to 8:00 a.m. (Vancouver time), respectively.

        For purposes of United States tender offer rules, the Offeror hereby discloses that, as of 8:00 a.m. (Toronto time) on October 17, 2006, 3,120 AnorMED Shares have been deposited to the Offer and not withdrawn.

3.     Recent Developments

        On October 11, 2006, Genzyme, the Offeror and AnorMED settled the terms of the Support Agreement pursuant to which, among other things, the Offeror agreed to increase the Offer price from U.S.$8.55 to U.S.$13.50 per AnorMED Share, and AnorMED agreed to recommend that Shareholders accept the Offer. Genzyme and the Offeror irrevocably agreed to enter into the Support Agreement prior to the earlier of (i) 5:30 p.m. (Boston time) on October 17, 2006 and (ii) 12 hours following the termination of the Millennium Support Agreement (as defined below). This obligation was conditional on the prior satisfaction of the conditions set out in Section 2.2 of the Support Agreement (other than Section 2.2(j)), as if such conditions were conditions precedent to executing the Support Agreement and were satisfied at a moment in time immediately prior to the execution of the Support Agreement.

        Later that day, AnorMED announced that its board of directors, in consultation with its "Strategic Initiatives Committee" and on the advice of its financial and legal advisors, had determined that the Offeror's proposal constituted a "Superior Proposal" for the purposes of the Millennium Support Agreement. AnorMED also announced that, under the terms of the Millennium Support Agreement, Millennium had three business days to match or exceed the Offeror's proposal.

        On October 16, 2006, Millennium notified AnorMED that it would not match the Offeror's proposal. AnorMED and Millennium then entered into an agreement providing that effective at 12:01 a.m. (Vancouver time) on October 17, 2006, the Millennium Support Agreement would terminate and be of no further force or effect, and AnorMED agreed to pay Millennium the $19.5 million Millennium Non-Completion Fee (as defined below) later that day. The Supporting Shareholders (as defined below) also entered into an agreement with Millennium terminating their support agreements effective at 12:01 a.m. (Vancouver time) on October 17, 2006.

        Following the termination of these agreements, Genzyme, the Offeror and AnorMED entered into the Support Agreement, and Genzyme, the Offeror and the Supporting Shareholders entered into the Shareholder Support Agreements.

4.     Additional Defined Terms and Amendments to Certain Defined Terms

        The definitions of "affiliate", "business day", "fully-diluted basis", "person" and "subsidiary" are deleted and the following definitions are added to the "Glossary" section in the Offer to Purchase and Circular (found at pages 7 to 9 of the Offer to Purchase and Circular) in the appropriate alphabetical order:

  "affiliate" has the meaning ascribed to that term in the CBCA.

  "Alternative Transaction" means (other than by the Offeror or its affiliates and except for the transactions contemplated hereby) (i) any merger, formal take-over bid or tender offer made by way of take-over bid circular, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, consolidation, issuer bid, liquidation or winding-up in respect of AnorMED or any of its subsidiaries; (ii) any sale of assets of AnorMED or any of its subsidiaries having an aggregate value equal to 20% or more of the fair market value of AnorMED's and its subsidiaries' assets on a consolidated basis, or any license, strategic alliance, lease, supply agreement or other arrangement having a similar economic effect; (iii) any transaction to which AnorMED is a party which would result in any person owning or controlling or having the right to acquire 20% or more of the AnorMED Shares; (iv) any transaction similar to the foregoing clauses (ii) or (iii) of or involving AnorMED or any of its subsidiaries; or (v) any written proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any person.

  "AnorMED Disclosure Letter" means the letter dated the date of the Support Agreement from AnorMED delivered to Genzyme and the Offeror concurrently with the execution and delivery of the Support Agreement.

  "business day" means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Boston, Massachusetts.

  "Contract" means any contract, agreement, commitment, undertaking, lease, licence, note, bond, mortgage, indenture, loan or deed of trust to which AnorMED or any of its subsidiaries is a party or by which AnorMED or any of its subsidiaries is bound.

  "Directors' Circular" means the AnorMED directors' circular dated September 5, 2006 in respect of the Offer.

  "Effective Time" means the time that the Offeror shall have taken-up, acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer.

  "FDA" means the United States Food and Drug Administration.

  "Financial Advisor" means Goldman, Sachs & Co., the financial advisor to AnorMED.

  "fully-diluted basis" means, with respect to the number of outstanding AnorMED Shares at any time, such number of outstanding AnorMED Shares calculated assuming that all outstanding options of AnorMED and other rights to purchase AnorMED Shares in consideration of payment of an exercise price which is less than the price to be paid under the Offer are exercised and all other such rights are cancelled.

  "Governmental Authority" means any regulatory authority, government or government department or agency, commission, ministry, office, tribunal, Crown corporation or any other entity with the power to establish laws having jurisdiction or claiming to have jurisdiction on behalf of any nation, province, territory, state, municipality or other geographic or other subdivision thereof.

  "Initial Take-up Date" means the date that the Offeror first takes up and acquires AnorMED Shares pursuant to the Offer.

  "Laws" means all applicable laws, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any governmental, regulatory, court or other authority having jurisdiction over the applicable party.

  "Material Adverse Change" means any change, effect, event or occurrence in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or finanical condition of AnorMED (on a consolidated basis) which is, or could likely be expected to be, material and adverse to AnorMED (on a consolidated basis) other than a change, effect, event or occurrence relating to:

  (a)
  the Canadian, United States or international political, economic or financial conditions in general;

  (b)
  the state of Canadian, United States or international securities or currency exchange markets in general;

  (c)
  the industry in which AnorMED and its subsidiaries operate;

  (d)
  changes in Laws or interpretations thereof by any Governmental Authority;

  (e)
  changes in accounting requirements not specifically directed at AnorMED;

  (f)
  the announcement of the transactions contemplated by the Support Agreement or other communication by Genzyme or the Offeror of its plans or intentions with respect to any of the businesses of AnorMED or any of its subsidiaries;

  (g)
  the consummation of the transactions contemplated by the Support Agreement or any actions taken pursuant to this Agreement;

  (h)
  any delay or disruption to the ordinary course of AnorMED's business occasioned by the announcement or implementation of the transactions contemplated by the Support Agreement;

  (i)
  any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

  (j)
  any change in the market price or trading volume of the AnorMED Shares;

  (k)
  any matter, either alone or in combination with other matters, that has been disclosed in AnorMED's public filings;

  (l)
  any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to AnorMED's Mozobil product candidate;

  (m)
  any negative actions, requests, recommendations or decisions of the FDA, Health Canada or similar Governmental Authority, other than with respect to AnorMED's Mozobil product candidate, which would materially and adversely cause a delay in the development of a product candidate;

  (n)
  any change, effect, event or occurrence relating to AnorMED's clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's Mozobil product candidate;

  (o)
  any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other person;

  (p)
  safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with Mozobil, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with Mozobil and which, in either case, would have a materially negative impact on the label for Mozobil once approved; or

  (q)
  the payment by AnorMED of the Millennium Non-Completion Fee (or any going concern note in the Company's financial statements resulting from such payment).

  For greater certainty, Material Adverse Change shall be deemed to include without limitation (i) a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's Mozobil product candidate, or (ii) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to AnorMED's Mozobil product candidate.

  "Material Adverse Effect", when used in connection with AnorMED, means any effect in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or finanical condition of AnorMED (on a consolidated basis) which is, or could likely be expected to be, material and adverse to AnorMED (on a consolidated basis) other than a change, effect, event or occurrence relating to:

  (a)
  the Canadian, United States or international political, economic or financial conditions in general;

  (b)
  the state of Canadian, United States or international securities or currency exchange markets in general;

  (c)
  the industry in which AnorMED and its subsidiaries operate;

  (d)
  changes in Laws or interpretations thereof by any Governmental Authority;

  (e)
  changes in accounting requirements not specifically directed at AnorMED;

  (f)
  the announcement of the transactions contemplated by the Support Agreement or other communication by Genzyme or the Offeror of its plans or intentions with respect to any of the businesses of AnorMED or any of its subsidiaries;

  (g)
  the consummation of the transactions contemplated by the Support Agreement or any actions taken pursuant to this Agreement;

  (h)
  any delay or disruption to the ordinary course of AnorMED's business occasioned by the announcement or implementation of the transactions contemplated by this Agreement;

  (i)
  any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

  (j)
  any change in the market price or trading volume of the AnorMED Shares;

  (k)
  any matter, either alone or in combination with other matters, that has been disclosed in AnorMED's public filings;

  (l)
  any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to AnorMED's Mozobil product candidate;

  (m)
  any negative actions, requests, recommendations or decisions of the FDA, Health Canada or similar Governmental Authority, other than with respect to AnorMED's Mozobil product candidate, which would materially and adversely cause a delay in the development of a product candidate;

  (n)
  any change, effect, event or occurrence relating to AnorMED's clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's Mozobil product candidate;

  (o)
  any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other person;

  (p)
  safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with Mozobil, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with Mozobil and which, in either case, would have a materially negative impact on the label for Mozobil once approved; or

  (q)
  the payment by AnorMED of the Millennium Non-Completion Fee (or any going concern note in AnorMED's financial statements resulting from such payment).

  For greater certainty, Material Adverse Effect shall be deemed to include without limitation (i) a halt, hold, cessation or termination (prior to completion) of either of AnorMED's two Phase III clinical trials concerning AnorMED's Mozobil product candidate, or (ii) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to AnorMED's Mozobil product candidate.

  "Millennium" means Millennium Pharmaceuticals, Inc.

  "Millennium Non-Completion Fee" means the amount of U.S.$19.5 million owing by AnorMED to Millennium pursuant to the Millennium Support Agreement.

  "Millennium Support Agreement" means the support agreement between AnorMED and Millennium dated as of September 26, 2006.

  "Minimum Required Shares" means at least that number of the outstanding AnorMED Shares required pursuant to the Minimum Tender Condition unless the Offeror shall have varied the Minimum Tender Condition in accordance with the Support Agreement, in which case "Minimum Required Shares" means that number of the outstanding AnorMED Shares which the Offeror takes up on the Initial Take-up Date.

  "Mozobil" means MOZOBIL™.

  "Nasdaq" means the Nasdaq Global Market.

  "Non-Completion Fee" means U.S.$19.5 million.

  "Notice" means the Notice of Variation and Extension dated October 17, 2006.

  "Permit" means any licence, permit, franchise, certificate, approval or similar authorization of or issued by any Governmental Authority and held by AnorMED or any of its subsidiaries, including any federal, provincial or state licence.

  "person" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

  "Rights Plan" means the Shareholder Rights Plan Agreement dated effective August 29, 2006 between AnorMED and Computershare Investor Services Inc., as rights agent, as amended.

  "Securities Authorities" means the TSX, Nasdaq and the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof, the SEC and any applicable state securities regulatory authorities.

  "Securities Laws" means the securities laws, rules and regulations of each of the provinces and territories of Canada and applicable federal and state securities laws of the United States.

  "Senior Executives" means the Chief Executive Officer, President, Chairman, Chief Financial Officer, Chief Scientific Officer, Secretary, Treasurer, Vice-President — Business Development, and Vice-President — Research of AnorMED (in any case whether acting or interim).

  "Shareholder Support Agreements" means the agreements dated October 17, 2006 between Genzyme, the Offeror and the Supporting Shareholders relating to the Offer.

  "subsidiary" has the meaning set forth in the CBCA.

  "Superior Proposal" means any bona fide written proposal for an Alternative Transaction (i) which, in the opinion of the AnorMED board of directors, acting in good faith and after receiving the advice of its financial advisors and outside legal advisors, is reasonably capable of constituting a commercially feasible transaction taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal, for which adequate financial arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for the AnorMED Shares or otherwise complete such transaction and which could be carried out within a time frame that is reasonable in the circumstances, and which if consummated, would result in the Shareholders receiving a greater cash consideration per Share than contemplated by the Offer or, in the case of an Alternative Transaction including consideration other than cash, which is otherwise more favourable to Shareholders from a financial point of view than the Offer, and (ii) which did not result from a breach of AnorMED's non-solicitation obligations contained in the Support Agreement.

  "Support Agreement" means the agreement dated as of October 17, 2006 between Genzyme, the Offeror and AnorMED relating to the Offer.

  "Supporting Shareholders" means, collectively, Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., 14159, L.P., Baker/Tisch Investments, L.P., Baker Brothers Life Sciences, L.P. and Kenneth Galbraith.

5.     Amendments to the Conditions of the Offer

        Section 4 of the Offer to Purchase, "Conditions of the Offer" (found at pages 15 to 18 of the Offer to Purchase), as amended by Section 2 of the First Notice "Amendments to the Conditions of the Offer" (found at pages 1 to 4 of the First Notice) is deleted and replaced by the following:

  4.
  Conditions of the Offer

          Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror will have the right (i) to withdraw the Offer and to not take up and pay for any AnorMED Shares, or (ii) to extend the period of time during which the Offer is open and to postpone taking up and paying for, any AnorMED Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

    (a)
    there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time of the Offer, such number of AnorMED Shares which, together with any AnorMED Shares directly or indirectly owned by the Offeror or its affiliates, represents at least 66 2/3% of the issued and outstanding AnorMED Shares calculated on a fully-diluted basis (the "Minimum Tender Condition");

    (b)
    all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any Securities Authorities) that are necessary in connection with the Offer shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws shall have expired or been terminated;

    (c)
    no act, action, suit, demand or proceeding shall have been threatened in writing or taken before or by any Canadian or foreign Governmental Authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere whether or not having the force of Law; and no Law, regulation or policy shall have been proposed by or before any Governmental Authority, enacted, promulgated or applied:

      (i)
      to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the AnorMED Shares or the right of the Offeror to own or exercise full rights of ownership of the AnorMED Shares; or

      (ii)
      which, if the Offer was consummated, would reasonably be expected to lead to a Material Adverse Change or which would materially and adversely affect the ability of the Offeror to effect a Subsequent Acquisition Transaction;

    (d)
    there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any AnorMED Shares deposited under the Offer;

    (e)
    AnorMED shall not have breached or failed to perform a material obligation or covenant set forth in the Support Agreement that would result in or cause a Material Adverse Effect;

    (f)
    each of the representations and warranties of AnorMED set out in the Support Agreement shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to be at or as of an earlier time) in all respects except, if qualified by reference to a Material Adverse Change, to the extent of such qualification, and, except for all untrue or incorrect representations and warranties not qualified by reference to a Material Adverse Change, which individually or in the aggregate (and disregarding for this purpose any other qualifications based on materiality contained within such representations and warranties) would not result in or cause a Material Adverse Effect;

    (g)
    the Offeror shall have received, immediately prior to the Expiry Time, a certificate of AnorMED, signed by two senior officers satisfactory to the Offeror, acting reasonably, certifying the matters set out in paragraphs (e) and (f), after due inquiry;

    (h)
    the Shareholder Support Agreements shall not have been terminated;

    (i)
    there shall not have occurred any Material Adverse Change since the date of the Support Agreement;

    (j)
    AnorMED shall have (i) deferred the separation of the rights under the Rights Plan; and (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of the Offer;

    (k)
    AnorMED shall not have (i) deferred the separation of the rights under the Rights Plan for any person other than the Offeror or Millennium and their respective affiliates, or (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of an Alternative Transaction other than the Offer or the take-over bid for AnorMED commenced by Sidney Acquisitions ULC on October 5, 2006;

    (l)
    the AnorMED board of directors shall not have withdrawn any recommendation made by it that Shareholders accept the Offer or issued a recommendation or communication that has substantially the same effect as such withdrawal;

    (m)
    the Support Agreement shall not have been terminated, and no event shall have occurred that, with notice of lapse of time or both, gives the Offeror the right to terminate the Support Agreement; and

    (n)
    all of the necessary waivers, consents and approvals from other parties to the Material Contracts (as defined in the Support Agreement) shall have been obtained, on terms satisfactory to the Offeror.

          The foregoing conditions shall be for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time. Except for the condition in paragraph (a) above (which may be varied or waived only with the prior written consent of AnorMED), the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

          General

          Any waiver of a condition in respect of the Offer or the withdrawal of the Offer in accordance with this Section 4 shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery", and provide a copy of the aforementioned public announcement to the TSX and Nasdaq. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any AnorMED Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited AnorMED Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror's expense. See Section 8 of the Offer to Purchase, "Return of Deposited AnorMED Shares", as amended by Section 3 of the First Notice, "Other Amendments to the Offer to Purchase and Circular".

6.     Support Agreements Entered into with AnorMED and Certain Shareholders

        On October 17, 2006, following the decision by Millennium not to exercise its right to match under the Millennium Support Agreement, AnorMED and Millennium terminated the Millennium Support Agreement and Millennium and the Supporting Shareholders terminated their support agreements. Immediately thereafter, AnorMED, Genzyme and the Offeror entered into the Support Agreement and Genzyme, the Offeror and the Supporting Shareholders entered into Shareholder Support Agreements. Pursuant to the Support Agreement, among other things, the Offeror agreed to increase the Offer price and to extend the expiry of the Offer, and AnorMED agreed to recommend that Shareholders accept the Offer. Pursuant to the Shareholder Support Agreements, the Supporting Shareholders have agreed to deposit their AnorMED Shares to the Offer subject to the conditions set forth therein.

        Section 10 of the Circular, "Arrangements, Agreements or Understandings" (found at page 36 of the Circular), is hereby deleted and replaced by the following:

  10.
  Arrangements, Agreements or Understandings

          Other than the Support Agreement and the Shareholder Support Agreements described below, there are no:

    (a)
    formal or informal arrangements, agreements, contracts, relationships or understandings made or proposed to be made between Genzyme, the Offeror or any of their respective executive or senior officers, directors, controlling persons or subsidiaries (as defined under Rule 12b-2 of the Exchange Act) and AnorMED or any of the directors, executives or senior officers, controlling persons or subsidiaries of AnorMED, and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or senior officers of AnorMED by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer; and

    (b)
    contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of AnorMED with respect to the Offer or between the Offeror and any person with respect to any securities of AnorMED in relation to the Offer.

          Support Agreement

          On October 17, 2006, Genzyme, the Offeror and AnorMED entered into the Support Agreement pursuant to which the Offeror has agreed to amend the Original Offer and AnorMED has agreed to support the offer, subject to the conditions set forth therein. The following is a summary of the material provisions of the Support Agreement. This summary is qualified in its entirety by reference to the full text of the Support Agreement filed by Genzyme and AnorMED with the SEC and available at www.sec.gov, and filed by AnorMED with the Securities Authorities in Canada and available at www.sedar.com. Capitalized terms used in the summary below that are not defined elsewhere in this document have the meanings set forth in the Support Agreement.

          The Offer

          The Offeror has agreed to amend the Original Offer on the terms and conditions set forth in the Support Agreement and, provided all of the conditions of the Offer set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice) shall have been satisfied or waived, to take up and pay for all AnorMED Shares validly tendered (and not withdrawn) under the Offer within the time periods required by applicable Laws, including Securities Laws, and in any event not later than three business days following the time at which it becomes entitled to take up such AnorMED Shares under the Offer.

          AnorMED Approval of the Offer

          AnorMED has represented to the Offeror that AnorMED's board of directors, after consulting with its financial advisor and outside legal advisors, has unanimously determined that the Offer is fair from a financial point of view to all Shareholders and is in the best interests of AnorMED, and has unanimously approved the Support Agreement and resolved to recommend that Shareholders accept the Offer. In addition, AnorMED has represented to the Offeror that it has been advised and reasonably believes that all of AnorMED's directors and senior officers intend to tender all of their AnorMED Shares, including any AnorMED Shares issued to them upon the exercise of options of AnorMED held by them, into the Offer.

          Modification or Waiver of Terms of the Offer

          The Support Agreement provides that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided, however, that the Offeror may not, without the prior written consent of AnorMED, (i) vary or waive the Minimum Tender Condition described in subsection (a) of Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice); (ii) decrease the consideration per AnorMED Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration, whether in cash or securities of Genzyme or otherwise); (iv) decrease the number of AnorMED Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer; or (vi) otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholders.

          Outstanding AnorMED Options

          AnorMED has agreed that, subject to the receipt of any necessary approvals of any applicable Securities Authorities, it shall amend its stock option plans and/or related option agreements as may be necessary, and take all other steps as may be necessary or desirable, to allow all persons holding options of AnorMED, who may do so under applicable Laws, to dispose of their outstanding "in-the-money" options on an accelerated vesting and cashless basis for the purpose of tendering under the Offer all AnorMED Shares issued in connection with such cashless disposition. AnorMED shall use reasonable commercial efforts to cause the cancellation, without payment of any consideration therefor, of any "out-of-the-money" options outstanding.

          Performance of the Offeror

          Under the Support Agreement, Genzyme has unconditionally and irrevocably guaranteed, and covenanted to be jointly and severally liable with the Offeror for, the due and punctual performance of each and every obligation of the Offeror arising under the Support Agreement.

          Representations and Warranties of AnorMED

          AnorMED has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) subsidiaries; (iii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iv) compliance with organizational documents, Contracts, Laws and required consents and approvals; (v) capitalization; (vi) reports filed with securities regulatory authorities; (vii) financial statements; (viii) absence of undisclosed liabilities; (ix) books and records and internal controls; (x) no Material Adverse Change; (xi) fees to brokers; (xii) conduct of business and absence of certain changes and events; (xiii) validity and enforceability of Material Contracts; (xiv) litigation; (xv) obligations payable to directors and officers; (xvi) absence of guarantees; (xvii) reporting issuer status; (xviii) compliance with Laws; (xix) employment matters; (xx) tax matters; (xxi) non-arm's length transactions; (xxii) regulatory matters; (xxiii) intellectual property matters; (xxiv) real property; (xxv) insurance matters; (xxvi) shareholder and similar agreements; (xxvii) environmental matters; and (xxviii) data room information.

          Representations and Warranties of Genzyme and the Offeror

          Genzyme and the Offeror made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iii) compliance with organizational documents, contracts and Laws and required consents and approvals; and (iv) availability of required funds to effect payment in full for the AnorMED Shares to be acquired pursuant to the Offer.

          Survival of Representations and Warranties

          The representations and warranties of AnorMED, Genzyme and the Offeror will expire upon the completion or expiration of the Offer or the termination of the Support Agreement.

          Conduct of Business by AnorMED

          AnorMED (which for the purposes of this section includes each of its subsidiaries) has agreed that, during the period from the date of the Support Agreement until the Support Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise expressly permitted or specifically contemplated by the Support Agreement or set out in the AnorMED Disclosure Letter, (a) AnorMED will conduct business in the ordinary course and consistent with past practice and in compliance with applicable Laws; and (b) AnorMED will not do or permit to occur actions relating to (i) the amendment of AnorMED's governing documents; (ii) the declaration, payment or setting aside of any dividend or other distribution of any kind in respect of AnorMED securities; (iii) the issuance, sale or pledge of AnorMED securities other than AnorMED Shares issuable upon the exercise of the options of AnorMED outstanding on the date of the Support Agreement; (iv) the redemption or acquisition of AnorMED securities; (v) the split, combination or reclassification of the AnorMED Shares; (vi) the liquidation, dissolution, merger, consolidation or reorganization of AnorMED; (vii) the reduction of AnorMED's stated capital; (viii) the reorganization, amalgamation or merger of AnorMED with another person; (ix) the sale, pledge, lease, disposition or encumbrance of assets over a certain value outside of the ordinary course; (x) certain acquisitions of or investments in another person or division thereof, certain contributions of capital to and certain property transfers to or from another person or division; (xi) the incurrence of debt or liabilities or the making of loans or advances outside the ordinary course of business; (xii) capital expenditures outside the ordinary course of business and over a certain value; (xiii) the discharge of material claims, liabilities or obligations outside the ordinary course of business; (xiv) the relinquishment of material rights or material change to Material Contracts or material Permits; (xv) the entering into of certain Contracts; (xvi) the commencement or settlement of certain litigation or claims; and (xvii) the authorization or proposal of any of the foregoing. Notwithstanding the foregoing from time to time after November 6, 2006, AnorMED may issue debt or equity securities to raise money for its working capital needs and enter into agreements in connection therewith, provided that the amount of such financing does not exceed (i) U.S.$15 million in the aggregate for any financing or financings completed prior to November 15, 2006, or (ii) U.S.$30 million in the aggregate, and provided further that any such capital raising transaction or transactions are on an arm's length basis with the majority of the funds provided by an unaffiliated third party.

          In addition, AnorMED has agreed (i) to use reasonable efforts to maintain its insurance policies, and not to increase any coverage or premiums under any directors' and officers' insurance policy or implement or enter into any new policy except as contemplated under the Support Agreement; (ii) not to take any action or omit to take any action that would or reasonably may be expected to render any of its representations and warranties under the Support Agreement misleading or untrue in any material respect or that would or would reasonably be expected to cause any condition of the Offer not to be satisfied; (iii) subject to certain exceptions, not to create any new obligations to, or modify certain arrangements with, its officers, directors, employees or consultants; (iv) to file all documents required to be filed pursuant to applicable Laws; (v) not to adopt or make certain changes to compensation plans; and (vi) to comply with obligations relating to tax matters.

          AnorMED has also agreed to promptly provide the Offeror with written notice of (i) the occurrence of or impending or anticipated occurrence of a Material Adverse Change; (ii) any facts or circumstances that would cause AnorMED's representations and warranties set forth in the Support Agreement to be misleading or untrue in any material respect or that would lead to the breach in any respect of any of AnorMED's material covenants or obligations set forth in the Support Agreement; or (iii) any governmental or third party complaints, investigations or hearings that could be material and adverse for the business, operation or financial condition of AnorMED or communications indicating that the same may be threatened or contemplated.

          Covenants of Genzyme and the Offeror

          Genzyme and the Offeror agreed, among other things, (i) not to take any action, or fail to take any action, within their control that would result in any of their representations and warranties under the Support Agreement being untrue in any material respect while the Offer is outstanding, (ii) to use commercially reasonable efforts to maintain certain directors' and officers' insurance for the period from the Expiry Time until six years after the Expiry Time and, from the Effective Time, to indemnify current and former directors and officers of AnorMED to the fullest extent permitted by applicable Law, and (iii) after the Effective Time, to cause AnorMED (or any successor entity) to agree to honour obligations of AnorMED to pay each AnorMED employee amounts payable to such employee based on arrangements in place prior to August 31, 2006.

          Additional Agreements and Filings

          Subject to the terms and conditions of the Support Agreement, each of the Offeror and AnorMED has agreed to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Support Agreement and to cooperate with one another in connection with the foregoing, including using reasonable efforts:

  (a)
  to obtain all necessary waivers, consents and approvals from other parties to certain Material Contracts;

  (b)
  to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Law;

  (c)
  to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the transactions contemplated thereby;

  (d)
  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Support Agreement;

  (e)
  to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated in the Support Agreement; and

  (f)
  to fulfil all conditions and satisfy all provisions of the Support Agreement and the Offer.

          Non-Solicitation Obligation of AnorMED

          AnorMED has agreed that neither it nor its subsidiaries shall, and each shall instruct and direct and use reasonable efforts to cause their respective employees, financial advisors, counsel or other representatives or agents not to, directly or indirectly, (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any discussions or negotiations with any person (other than Genzyme, the Offeror, their affiliates and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction; (iii) permit access to AnorMED's electronic data room or provide any confidential information relating to AnorMED or its subsidiaries to any person in connection with any Alternative Transaction; or (iv) otherwise cooperate in any way with any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that AnorMED will not be bound by the restrictions in clauses (ii), (iii) and (iv) above in respect of any proposal that, in the determination of the AnorMED board of directors, could reasonably be expected to lead to a Superior Proposal received by AnorMED from another person, which was not solicited by AnorMED, any subsidiary of AnorMED, or any of their respective employees, financial advisors, counsel or other representatives or agents after the date of the Support Agreement and provided, further, that AnorMED otherwise complies with all of its agreements with respect to potential Superior Proposals under the Support Agreement.

          AnorMED has also agreed to immediately cease and to cause to be terminated all existing discussions and negotiations, if any, with any third parties conducted by or on behalf of AnorMED before the date of the Support Agreement with respect to any Alternative Transaction, and AnorMED shall as soon as practicable request the return or destruction of all confidential information previously provided to any third party in connection therewith. Subject to certain exceptions, AnorMED has agreed not to release or permit the release of any third party from any confidentiality or standstill obligation in any agreement between AnorMED and such third party.

          Alternative Transactions

          Upon receipt by AnorMED of (i) any notice, proposal or inquiry which the AnorMED board of directors determines in good faith could reasonably be expected to lead to an Alternative Transaction or any amendments thereto, or any other transaction which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or a Subsequent Acquisition Transaction, (ii) any request for non-public information relating to AnorMED or any of its subsidiaries in connection with an Alternative Transaction, or (iii) any request for access to the properties, books or records of AnorMED or any of its subsidiaries in connection with an Alternative Transaction, AnorMED must advise the Offeror thereof promptly by telephone and in any event no later than 24 hours thereafter give notice to the Offer thereof, including identifying the person proposing such transaction, the terms and conditions of such transaction and including a copy of any documents received by AnorMED in respect of such transaction. Prior to providing any non-public information to such person, AnorMED will confirm in writing to the Offeror that it has received from such person an executed confidentiality agreement having terms substantially similar to the confidentiality agreement between AnorMED, Genzyme and the Offeror, and will provide to the Offeror copies of all information provided to any person proposing an Alternative Transaction promptly following the provision of such information to such person but in any event within 24 hours thereof. AnorMED must also keep the Offeror informed on a timely basis of the status, including any change to the material terms or termination of discussions or negotiations, of any such Alternative Transaction and provide the Offeror with copies of any documents relating to such Alternative Transaction upon receipt thereof.

          Superior Proposal; the Offeror's Right to Match

          The AnorMED board of directors may, subject to compliance with the Support Agreement and the Offeror's matching right described below, modify or change any recommendation regarding the Offer or approve, recommend or enter into an agreement in respect of a Superior Proposal, if prior to the expiry of the Offer, a Superior Proposal is received by, or offered or made to, AnorMED or any member of the AnorMED board of directors, any Senior Executive or the Financial Advisor or any agent or representative of AnorMED or any Shareholder, and (i) in the determination of the AnorMED board of directors acting in good faith (after receiving the advice of its financial advisor and outside legal advisors), to refrain from taking such action would be inconsistent with the performance by the AnorMED board of directors of its fiduciary duties under applicable Law, (ii) the Support Agreement is concurrently terminated in accordance with its provisions, and (iii) AnorMED has previously, or concurrently will have, paid the Non-Completion Fee to Genzyme.

          If the AnorMED board of directors determines that an Alternative Transaction constitutes a Superior Proposal, AnorMED must give the Offeror at least three business days' advance notice of any action to be taken by the AnorMED board of directors to withdraw, modify or change any recommendation regarding the Offer or to approve or recommend or enter into an agreement in respect of the Superior Proposal and must negotiate in good faith with the Offeror to make such adjustments to the terms and conditions of the Support Agreement and the Offer as would enable the Offeror to proceed with the Offer, as amended. The AnorMED board of directors must review any proposal by the Offeror to amend the terms of its Offer in order to determine, in good faith in the exercise of its fiduciary duties (after receiving advice of its financial and outside legal advisors), whether the Offeror's proposal to amend the Offer would result in the Alternative Transaction not being a Superior Proposal.

          If any Alternative Transaction is publicly announced or made and the AnorMED board of directors determines it is not a Superior Proposal or that a proposed amendment to the terms of the Offer would result in the Alternative Transaction not being a Superior Proposal, and the Offeror has so amended the terms of the Offer, then the AnorMED board of directors must as soon as practicable reaffirm the Support Agreement and its recommendation of the Offer by press release and, if required under applicable Law, an updated Directors' Circular.

          Termination of the Support Agreement

          The Support Agreement may be terminated by notice in writing:

  (a)
  by mutual written consent of AnorMED and Genzyme;

  (b)
  by AnorMED, if the Initial Take-up Date has not occurred by December 22, 2006;

  (c)
  by the Offeror, if any condition of the Offer set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice), is not satisfied or waived by the Expiry Time;

  (d)
  by the Offeror if (i) the AnorMED board of directors or any committee thereof withdraws, modifies or changes its recommendation in favour of the Offer; or (ii) the AnorMED board of directors or any committee thereof approves or recommends acceptance of an Alternative Transaction;

  (e)
  by the Offeror, if the AnorMED board of directors or any committee thereof fails to publicly affirm its approval or recommendation of the Offer within three business days of any written request to do so from the Offeror;

  (f)
  by AnorMED, if AnorMED proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that AnorMED has previously or concurrently will have paid Genzyme the Non-Completion Fee and further provided that AnorMED has not breached any of its covenants, agreements or obligations in the Support Agreement, including its covenants, agreements and obligations in respect of Superior Proposals;

  (g)
  by either the Offeror or AnorMED, if the Offeror has been notified in writing by AnorMED of an Alternative Transaction and if (i) the Offeror does not amend the Offer within three business days of AnorMED providing the requisite notice; or (ii) the AnorMED board of directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that after such three business day period the Alternative Transaction continues to be a Superior Proposal in comparison to the amended Offer of the Offeror;

  (h)
  by the Offeror, if there has been a breach or non-performance by AnorMED of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of AnorMED contained in the Support Agreement was or has become untrue or incorrect after the date thereof such that the condition contained in paragraph (e) or (f) set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice), would not be satisfied and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach, from the Offeror, and the Expiry Time;

  (i)
  by AnorMED, if there has been a material breach or material non-performance by Genzyme or the Offeror of an obligation or covenant contained in the Support Agreement or if any representation or warranty of Genzyme or the Offeror contained in the Support Agreement was or has become untrue or incorrect in any material respect after the date thereof and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach, from AnorMED, and the Expiry Time;

  (j)
  by the Offeror, at any time on or prior to the latest time on which the Offer can be mailed under the terms of the Support Agreement, if any condition to making the Offer set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice) is not satisfied or waived by such date other than as a result of Genzyme's or the Offeror's default under the Support Agreement; or

  (k)
  by AnorMED, if the Offeror does not mail a notice of variation in accordance with the Support Agreement amending the Original Offer within the time prescribed by the Support Agreement or if the Offer does not comply with the provisions thereof in any material respect.

          Non-Completion Fee

          Under the Support Agreement, AnorMED must pay to Genzyme U.S.$19.5 million if:

  (a)
  the Support Agreement is terminated in the circumstances set out in paragraphs (d), (e), (f) or (g) under the heading "Termination of the Support Agreement", above;

  (b)
  the Support Agreement is terminated pursuant to paragraph (h) under "Termination of the Support Agreement" above as a result of AnorMED being in default of its non-solicitation obligations in respect of Alternative Transactions;

  (c)
  the AnorMED board of directors fails to disseminate or file a notice of change to the Directors' Circular or the amendment to Schedule 14D-9 or any further amendment thereto, in accordance with the Support Agreement; or

  (d)
  (i) prior to the termination of the Support Agreement an Alternative Transaction is publicly announced; (ii) an Alternative Transaction is consummated during the period commencing October 17, 2006 and ending 12 months following the termination of the Support Agreement, or the AnorMED board of directors approves or recommends an Alternative Transaction during such 12-month period and such Alternative Transaction is subsequently consummated at any time thereafter, or AnorMED enters into a definitive agreement with respect to an Alternative Transaction during such 12-month period and such Alternative Transaction is subsequently consummated at any time thereafter; and (iii) the Effective Time has not occurred.

          Board of Directors

          AnorMED has agreed that, immediately following the acquisition pursuant to the Offer by the Offeror of at least a majority of the outstanding AnorMED Shares and from time to time thereafter, it will cooperate with the Offeror and upon request will use its reasonable efforts to secure the resignations of such number of AnorMED directors as may be required to enable the Offeror's designees to be elected or appointed to the AnorMED board of directors and expand the size of AnorMED's board of directors.

          Subsequent Acquisition Transaction

          Upon the Offeror taking up and paying for more than 66 2/3% of the outstanding AnorMED Shares (on a fully-diluted basis) under the Offer, AnorMED has agreed to assist the Offeror in acquiring the balance of the AnorMED Shares as soon as practicable but in any event not later than 120 days after the Expiry Date, by such means as may be determined by the Offeror, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of AnorMED and the Offeror or an affiliate of the Offeror for consideration per AnorMED Share at least equal in value to the consideration paid by the Offeror under the Offer. See Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited" (as amended by this Notice).

          Shareholder Support Agreements

          On October 17, 2006, concurrently with the execution of the Support Agreement, Genzyme and the Offeror entered into Shareholder Support Agreements with the Supporting Shareholders, collectively representing approximately 21.5% of the outstanding AnorMED Shares on a fully-diluted basis. Pursuant to the Shareholder Support Agreements, the Supporting Shareholders have agreed to deposit their AnorMED Shares to the Offer subject to the conditions set forth therein. The following is a summary of the material provisions of the Shareholder Support Agreement with the Supporting Shareholders other than Mr. Galbraith, whose Supporting Shareholder Agreement is described below under the heading "Shareholder Support Agreement with Kenneth Galbraith" and is qualified in its entirety by reference to the full text of the Shareholder Support Agreement filed by Genzyme and AnorMED with the SEC, available at www.sec.gov, and filed by AnorMED with the Securities Authorities in Canada, and available at www.sedar.com. For the purposes of the summary below, unless indicated otherwise, the term "Supporting Shareholders" means all the Supporting Shareholders, and the term "Supporting Shareholder" means any one of the Supporting Shareholders other than Mr. Galbraith.

          Agreement to Tender

          Each of the Supporting Shareholders has agreed (i) to accept the Offer by tendering, on or before the fifth calendar day following the mailing of the Notice, free and clear of all encumbrances, the AnorMED Shares owned by such Supporting Shareholder together with the Letter of Transmittal or, if applicable, Notice of Guaranteed Delivery, and any other documents required in accordance with the Offer; and (ii) not to withdraw the AnorMED Shares of such Supporting Shareholder that are deposited under the Offer except as provided under the Shareholder Support Agreement.

          Non-Solicitation Covenant of the Supporting Shareholders

          Each Supporting Shareholder has agreed that, except as permitted under the Shareholder Support Agreement, it shall not, and shall cause its general partners and their respective directors, officers, employees, financial advisors, counsel, agents, trustees, partners or other representatives not to, directly or indirectly (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any negotiations (other than with the Offeror and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) regarding any Alternative Transaction; (iii) provide any confidential information relating to AnorMED or its subsidiaries in any way to any person in connection with any Alternative Transaction; or (iv) otherwise cooperate in any effort or attempt by any other person to do or seek to do any of the foregoing, provided that the Shareholder Support Agreement shall not prevent any nominee or representative of any Supporting Shareholder who is also a director of AnorMED from taking any actions solely in his or her capacity as a member of AnorMED's board of directors in respect of an unsolicited bona fide Alternative Transaction under the terms of the Support Agreement.

          Each Supporting Shareholder has also agreed (i) to immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted before the date of the Shareholder Support Agreement with respect to any Alternative Transaction, and to request the return or destruction of all confidential written information previously provided to any third party in connection therewith; (ii) that it will not release any third party from any confidentiality or standstill agreement in respect of AnorMED that the Supporting Shareholder is party to; and (iii) that it will promptly notify the Offeror of any Alternative Transaction or any bona fide inquiry, proposal, discussions or negotiation with respect to any Alternative Transaction of which it becomes aware, except to the extent that the Supporting Shareholder has been advised by its legal counsel that to do so would cause it to breach its fiduciary duties to AnorMED or any of its subsidiaries. Such notice will include, to the extent known to such Supporting Shareholder, the material terms and conditions of the Alternative Transaction, inquiry, proposal, discussion or negotiation. Notice must be made orally and in writing to the Offeror and shall indicate, to the extent known to such Supporting Shareholder, such details of the proposal, inquiry or contact as the Offeror may reasonably request, including the identity of the person making the proposal, inquiry or contact and the terms and conditions of such Alternative Transaction, inquiry, proposal, discussion or negotiation.

          Additional Covenants of the Supporting Shareholders

          Each Supporting Shareholder has agreed, among other things, that it will not (i) option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its AnorMED Shares, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing; (ii) grant or agree to grant any proxy, power of attorney or other right to vote its AnorMED Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to its AnorMED Shares; (iii) vote or cause to be voted any of its AnorMED Shares in respect of any proposed action by AnorMED or its Shareholders or affiliates or any other person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer; or (iv) do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to its AnorMED Shares under the Shareholder Support Agreement.

          Upon the Offeror taking up and paying for the AnorMED Shares tendered by the Supporting Shareholders and acquiring AnorMED Shares representing at least a majority of the then outstanding AnorMED Shares, upon the written request of the Offeror, each Supporting Shareholder will or will cause any nominee or representative of the Supporting Shareholder who acts as a director of AnorMED or any of its subsidiaries to resign in an orderly manner and to assist with the appointment as directors of such person or persons designated by the Offeror.

          In addition, each Supporting Shareholder has agreed that, in the event that the Offeror concludes that it is necessary or desirable to proceed with a form of transaction other than the Offer (including, without limitation, a plan of arrangement or amalgamation) under which the Offeror and/or its affiliates would effectively acquire all of the AnorMED Shares on economic and other terms and conditions no less favourable to the Supporting Shareholders than those contemplated under the Shareholder Support Agreement, as determined by such Supporting Shareholder, acting reasonably, such Supporting Shareholder will support the completion of such substitute transaction in the same manner as the Offer, including by voting its AnorMED Shares in favour of such substitute transaction.

          Covenants of the Offeror

          The Offeror has agreed (a) to amend the Original Offer or to cause the Offer to be made in accordance with the terms and conditions of the Support Agreement; (b) to comply with its obligations set forth in the Support Agreement; and (c) not to amend the Support Agreement or the Offer to (i) vary or waive the Minimum Tender Condition described in subsection (a) of Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice); (ii) decrease the consideration per AnorMED

  Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration); (iv) decrease the number of AnorMED Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer; (vi) otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Supporting Shareholders; or (vii) extend the period of time for mailing this Notice except as contemplated under the Support Agreement.

          Representations and Warranties of the Supporting Shareholders

          Each Supporting Shareholder has made representations in the Shareholder Support Agreement in respect of the following matters, among others: (i) organization, authority to enter into and carry out the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement; (ii) ownership of AnorMED Shares; (iii) compliance with organizational documents, Contracts and laws; (iv) absence of other agreements relating to the purchase, acquisition or transfer of AnorMED Shares; (v) absence of any voting agreement, voting trust or other similar agreements; (vi) absence of any required consents; (vii) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against such Supporting Shareholder that would adversely affect in any manner the ability of such Supporting Shareholder to enter into the Shareholder Support Agreement and to perform its obligations thereunder or the title of the Supporting Shareholder to any of its AnorMED Shares; (viii) absence of agreements with AnorMED or its subsidiaries; and (ix) absence of any claims by such Shareholder against AnorMED or its subsidiaries.

          Representations and Warranties of Genzyme and the Offeror

          Genzyme and the Offeror have made representations and warranties in the Shareholder Support Agreement in respect of the following matters, among others: (i) organization of Genzyme and the Offeror; (ii) authority to enter into and carry out the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement; (iv) compliance with organizational documents, Contracts and laws; (vi) absence of any required consents; and (v) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Offeror or any of its affiliates that would adversely affect in any manner the ability of the Offeror to enter into the Shareholder Support Agreement and to perform its obligations thereunder.

          Termination of the Shareholder Support Agreement

          The Shareholder Support Agreement may be terminated:

  (a)
  in respect of a Supporting Shareholder, by a written instrument executed by Genzyme, the Offeror and the Supporting Shareholder;

  (b)
  by Genzyme and the Offeror with respect to any Supporting Shareholder if:

  (i)
  any of the representations and warranties of the Supporting Shareholder under the Shareholder Support Agreement are not true and correct in all material respects;

  (ii)
  the Supporting Shareholder has not complied with its material covenants to Genzyme and the Offeror contained in the Shareholder Support Agreement;

  (iii)
  the Offeror is not required to make the Offer under the terms and conditions of the Support Agreement;

  (iv)
  any condition to completion of the Offer under the Support Agreement, each of which is set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer" (as amended by this Notice), is not satisfied or waived prior to the Expiry Time;

  (v)
  the Support Agreement has been terminated in accordance with its terms; or

  (c)
  by any Supporting Shareholder (in respect of only its obligations) if:

  (i)
  any of the representations and warranties of Genzyme or the Offeror under the Shareholder Support Agreement are not true and correct in all material respects;

    (ii)
    either Genzyme or the Offeror have not complied with their material covenants to the Supporting Shareholder contained in the Shareholder Support Agreement;

    (iii)
    the terms of the Offer do not conform with the provisions of the Support Agreement;

    (iv)
    the Initial Take-up Date has not occurred by December 22, 2006;

    (v)
    the Offeror has not mailed the Notice within the time period provided for in the Support Agreement;

    (vi)
    the Support Agreement has been terminated in accordance with its terms; or

    (vii)
    a bona fide written proposal is made for an Alternative Transaction available to all holders of AnorMED Shares on identical terms which, if consummated in accordance with its terms, would result in a transaction more favourable to the Supporting Shareholder, as determined by such Supporting Shareholder, acting reasonably, and the Offeror does not increase the consideration under the Offer to consideration at least equivalent to the consideration under such proposal on or prior to the earlier to occur of (A) the third business day after the Supporting Shareholders or AnorMED, whichever is first, have advised the Offeror that they or it, as applicable, consider such Alternative Transaction to be a Superior Proposal (as defined under the Support Agreement or the Shareholder Support Agreement, as applicable) and (B) the last day on which the Supporting Shareholder can prudently withdraw the AnorMED Shares it has deposited under the Offer in order to tender, deposit or otherwise deliver such AnorMED Shares to the third party making the Superior Proposal.

          In the event that the Shareholder Support Agreement is terminated as set out above, the Offeror shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Supporting Shareholders shall be entitled to withdraw their AnorMED Shares from the Offer.

          Subject to the survival of the Supporting Shareholders' representations and warranties regarding (i) organization, authority to enter into and carry out the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement and (ii) ownership of AnorMED Shares, the Shareholder Support Agreement will automatically terminate in respect of a Supporting Shareholder immediately following the completion of the purchase by the Offeror of the Supporting Shareholder's AnorMED Shares.

          Shareholder Support Agreement with Kenneth Galbraith

          In addition to the Shareholder Support Agreement entered into by the Supporting Shareholders described above, Genzyme and the Offeror have entered into a Shareholder Support Agreement with Kenneth Galbraith, AnorMED's Chairman and Interim Chief Executive Officer, pursuant to which Mr. Galbraith has agreed to deposit under the Offer any AnorMED Shares he holds immediately prior to the Effective Time, subject to the conditions set forth in Mr. Galbraith's Shareholder Support Agreement. As of the date of Mr. Galbraith's Shareholder Support Agreement, Mr. Galbraith held options to acquire 105,000 AnorMED Shares.

          Under Mr. Galbraith's Shareholder Support Agreement, Mr. Galbraith is subject to substantially the same terms as outlined above in "Shareholders Support Agreements". The following is a summary of some material differences in Mr. Galbraith's Shareholder Support Agreement, which summary is qualified in its entirety by reference to the full text of such agreement filed by AnorMED with the SEC, available at www.sec.gov, and with Securities Authorities in Canada, and available at www.sedar.com.

          Mr. Galbraith has agreed (i) to accept the Offer by tendering, at or prior to the Expiry Time, free and clear of all encumbrances, the AnorMED Shares owned by him together with the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery, and any other documents required in accordance with the Offer; and (ii) not to withdraw his AnorMED Shares that are deposited under the Offer except as provided under the Shareholder Support Agreement. Mr. Galbraith has agreed that, except as permitted under the Shareholder Support Agreement, he shall not accept or approve or recommend any Alternative Transaction.

          Mr. Galbraith has additionally agreed that he shall (i) not take any action which may reasonably be regarded as likely to reduce the success of or delay or interfere with the completion of the Offer; and (ii) use commercially reasonable efforts in his capacity as a holder of AnorMED Shares to assist AnorMED and the Offeror to successfully complete the Offer.

          Mr. Galbraith's Shareholder Support Agreement stipulates that nothing in the agreement shall prevent Mr. Galbraith, as a director of AnorMED, from taking any actions solely in his capacity as a member of the AnorMED board of directors in respect of an unsolicited bona fide Alternative Transaction under the terms and conditions of the Support Agreement.

          Under Mr. Galbraith's Shareholder Support Agreement, Genzyme and the Offeror do not have the right to terminate the Shareholder Support Agreement if the Support Agreement has been terminated, but have the right to terminate if the Offeror withdraws the Offer without having taken up Mr. Galbraith's AnorMED Shares deposited thereunder.

7.     Time for Acceptance

        The Offer is now open for acceptance until the Expiry Time, being 8:00 a.m. (Vancouver time) on November 6, 2006, unless withdrawn or further extended by the Offeror. The Expiry Time may be further extended by the Offeror in its sole discretion as described in Section 5 of the Offer to Purchase, "Extension and Variation of the Offer".

8.     Other Amendments to the Offer to Purchase and Circular

        Section 6 of the Circular, "Acquisition of AnorMED Shares Not Deposited — Subsequent Acquisition Transaction" (found at pages 33 to 35), is amended by inserting the following paragraph ahead of the first full paragraph on page 35:

          Pursuant to OSC Rule 61-501, votes attached to AnorMED Shares held by Shareholders that receive a "collateral benefit" (as defined in OSC Rule 61-501) may not be included by the Offeror as votes in favour of a Subsequent Acquisition Transaction in determining whether minority approval has been obtained. Certain directors and senior officers and other related parties of AnorMED may be deemed to have received a collateral benefit for this purpose as a result of the arrangements established by AnorMED to facilitate the disposition of their options of AnorMED, and any AnorMED Shares of such related parties taken up by the Offeror pursuant to the Offer may not be included in determining whether minority approval has been obtained for a Subsequent Acquisition Transaction. To the knowledge of the Offeror, such related parties hold an aggregate of 166,000 AnorMED Shares and options to acquire an aggregate of 1,215,000 AnorMED Shares.

        Section 7 of the Circular, "Source of Funds" (found at page 35 of the Circular), is deleted and replaced by the following:

  7.
  Source of Funds

          The Offeror estimates that, if it acquires all of the AnorMED Shares (on a fully-diluted basis) pursuant to the Offer, the total cash amount required to purchase such shares and to cover estimated fees and expenses, estimated to be approximately U.S.$4 million in the aggregate, will be approximately U.S.$584 million. Genzyme or one of its affiliates will provide all funding required by the Offeror in connection with the Offer from cash on hand.

        Except for the last paragraph, Section 12 of the Circular, "Price Range and Trading Volume of AnorMED Shares" (found at page 37 of the Circular), is deleted and replaced by the following:

  12.
  Price Range and Trading Volume of AnorMED Shares

          The AnorMED Shares are listed and posted for trading on the TSX and the Nasdaq. From November 5, 2005 to September 8, 2006 the AnorMED Shares were listed on the AMEX. Prior to that time, the AnorMED Shares were traded through the over the counter market. The following table sets forth, for the periods indicated, the high and low sales prices of the AnorMED Shares and the volume of trading on the TSX, the principal market in which the AnorMED Shares are traded, and the Nasdaq, AMEX and over the counter market as applicable, according to published sources.

Trading of AnorMED Shares

	TSX			US Markets(1)(2)(3)
	High	Low	Volume	High	Low	Volume
	(Cdn.$)	(Cdn.$)	(#)	(U.S.$)	(U.S.$)	(#)
Monthly 2006
October (to October 16)	15.99	13.68	2,342,104	14.13	12.08	8,452,575
September	14.37	10.03	8,214,233	12.98	9.64	12,686,103
August	11.66	3.35	5,296,145	10.50	4.75	7,458,200
July	7.50	6.10	1,136,879	6.60	5.65	437,000
June	8.10	6.10	788,135	7.33	5.50	843,000
May	8.35	7.36	3,844,974	7.45	6.70	1,067,400
April	8.22	7.15	2,414,169	7.24	6.41	953,400
March	8.23	5.49	4,185,063	7.12	5.50	2,151,600
February	7.72	6.15	3,740,348	6.79	5.33	927,100
January	6.85	4.80	3,509,114	5.81	4.15	1,021,500
2005
December	4.78	3.00	1,414,256	4.15	3.35	318,000
November	4.35	3.91	1,042,324	3.70	3.36	255,775
October	4.25	3.75	458,404	3.52	3.35	89,135
September	4.80	4.08	555,411	4.10	3.53	87,184
Quarterly 2006
July — September	14.37	5.35	14,647,257	12.98	4.75	20,501,303
April — June	8.35	6.10	7,047,278	7.45	5.50	2,863,800
January — March	8.23	4.80	11,434,525	7.12	4.15	4,100,200
2005
October — December	4.78	3.00	2,914,984	4.15	3.35	662,910
July — September	5.10	3.55	3,588,641	4.16	3.93	288,684
April — June	4.35	3.50	3,812,691	3.49	2.91	209,000
January — March	5.75	4.15	3,199,902	4.72	3.39	163,011
2004
October — December	7.50	5.05	3,371,659	6.00	4.09	686,717

  (1)
  On September 8, 2006 the AnorMED shares began trading on Nasdaq and were concurrently delisted from the AMEX.

  (2)
  Between November 4, 2005 and September 8, 2006 the AnorMED Shares were listed and traded on the AMEX.

  (3)
  Prior to November 4, 2005 the AnorMED Shares were traded through the over the counter market in the United States.

        Paragraph 2 of Section 15 of the Circular, "Regulatory Matters" (found at page 39 of the Circular), is deleted and replaced by the following:

          The Offeror believes that the purchase of AnorMED Shares pursuant to the Offer is not subject to mandatory pre-merger notification in Canada under Part IX of the Competition Act or in the European Union under Council Regulation 139/2004/EC, but is subject to mandatory pre-merger notification in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

9.     Manner of Acceptance

        Shareholders who wish to accept the Offer are referred to Section 3 of the Offer to Purchase, "Manner of Acceptance", as amended by Section 3 of the First Notice, for a description of the alternative procedures to be followed for a valid acceptance.

10.   Withdrawal of Deposited AnorMED Shares

        Shareholders are referred to Section 6 of the Offer to Purchase, "Withdrawal of Deposited AnorMED Shares", as amended by Section 3 of the First Notice, "Other Amendments to the Offer to purchase and Circular", for a description of the procedures for exercising the right to withdraw AnorMED Shares deposited under the Offer.

11.   Take-Up and Payment for Deposited AnorMED Shares

        Shareholders are referred to Section 7 of the Offer to Purchase, "Take-Up and Payment for Deposited AnorMED Shares", for details as to the take-up of and payment for AnorMED Shares under the Offer.

12.   Variations to the Original Offer

        The First Notice, the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery shall be read together with this Notice in order to give effect to the amendments set forth in this Notice. Except as otherwise set forth in this Notice, the terms and conditions of the Original Offer and the information in the First Notice, the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

13.   Shareholders' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

14.   Directors' Approval

        The contents of this Notice have been approved, and the sending thereof to the Shareholders has been authorized, by the board of directors of the Offeror and Genzyme.

APPROVAL AND CERTIFICATE OF DEMATAL CORP.

        The contents of this Notice of Variation and Extension have been approved, and the sending thereof to Shareholders has been authorized, by the board of directors of the Offeror.

        The foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the Notice of Variation and Extension dated October 10, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the Notice of Variation and Extension dated October 10, 2006, does not contain any misrepresentation likely to affect the value or the market price of the AnorMED Shares that are the subject of the Offer.

DATED: October 17, 2006

(Signed) HENRI A. TERMEER President and Chief Executive Officer	(Signed) MICHAEL S. WYZGA Chief Financial Officer
On behalf of the board of directors of Dematal Corp.
(Signed) GEORGES GEMAYEL Director	(Signed) PETER WIRTH Director

C-1

APPROVAL AND CERTIFICATE OF GENZYME CORPORATION

        The contents of this Notice of Variation and Extension have been approved, and the sending thereof to Shareholders has been authorized, by the board of directors of Genzyme.

        The foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the Notice of Variation and Extension dated October 10, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer to Purchase and Circular dated September 1, 2006 and the Notice of Variation and Extension dated October 10, 2006, does not contain any misrepresentation likely to affect the value or the market price of the AnorMED Shares that are the subject of the Offer.

DATED: October 17, 2006

(Signed) HENRI A. TERMEER Chairman and Chief Executive Officer	(Signed) MICHAEL S. WYZGA Executive Vice President and Chief Financial Officer
On behalf of the board of directors of Genzyme
(Signed) ROBERT J. CARPENTER Director	(Signed) DOUGLAS A. BERTHIAUME Director

C-2

The Depositary for the Offer is:

CIBC Mellon Trust Company

By Mail P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, by Hand or by Courier 199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9	By Facsimile Transmission 416-643-3148

Telephone: 416-643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com

By Registered Mail, by Hand or by Courier

Vancouver
1066 West Hastings Street
16th Floor
Vancouver, BC V6E 3X1

The U.S. Forwarding Agent for the Offer is:

Mellon Investor Services LLC

By Mail, Registered Mail, Hand or Courier
120 Broadway, 13th Floor
New York, New York 10027

Toll Free: 1-800-777-3674

The Dealer Managers for the Offer are:

In Canada UBS Securities Canada Inc. 161 Bay Street, Suite 4100 Toronto, Ontario M5J 2S1 Telephone: 416-350-2201	In the United States UBS Securities LLC 299 Park Avenue New York, NY 10171 Telephone: 1-877-299-7215

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders Call Toll-Free:
1-877-456-3402 (for English)
1-877-825-8777 (for French)
 Banks and Brokers Call Collect:
212-750-5833

        Any questions and requests for assistance may be directed by holders of AnorMED Shares to the Depositary, the U.S. Forwarding Agent, the Information Agent or the Dealer Managers at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

QuickLinks

FORWARD-LOOKING STATEMENTS
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
EXCHANGE RATE INFORMATION
NOTICE TO HOLDERS OF OPTIONS
NOTICE OF VARIATION AND EXTENSION
Trading of AnorMED Shares
APPROVAL AND CERTIFICATE OF DEMATAL CORP.
APPROVAL AND CERTIFICATE OF GENZYME CORPORATION